EXHIBIT 10.28

WESTERN RESERVE

PARTNERS, LLC

200 Public Square, Suite 3020, Cleveland, Ohio 44114

Phone: (216) 589-0900 Fax: (216) 589-9558 www.wesrespartners.com

January 28,2005

CONFIDENTIAL

The Board of Directors

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, 011 44236-5012

Attention: Steven Runkel, Chief Executive Officer

Ladies and Gentlemen:

This agreement sets forth the terms and conditions under which QuaTech, Inc. (the “Company”) has engaged Western Reserve Partners LLC (“Western Reserve”) as its exclusive financial advisor in connection with the possible sale and/or recapitalization of the Company.

1. Scope of Services- During the term of its engagement hereunder, Western Reserve will provide such financial advisory and investment banking services and assistance in connection with the Transaction) as defined below) as are customary and appropriate in engagements of this type and as may be reasonable requested by the Company. Such services may include advising and assisting the Company in negotiation the financial aspects of the Transaction and assisting the Company and its counsel in negotiation a definitive agreement and consummating the Transaction. For purposes of this agreement, “Transaction” means (a) any merger), consolidation, reorganization, recapitalization or other transaction or series of related transactions pursuant to which the Company acquires or is otherwise combined with the Target or (b) any acquisition, directly or indirectly, by the Company, in a single transaction or series of related transaction’s of (i) all or substantially all of the assets or business of the Target or (ii) securities representing more than 50% of the total voting power of the Target entitled to vote in elections of directors or managers of the Target.

2. Fees and Expenses. For Western Reserve’s services hereunder, the Company will compensate Western Reserve as follows:

(a)	Base Fee. Upon execution of this agreement, the Company will pay Western Reserve an initial engagement fee in the amount of $35,000.

(b)	Transaction Fee. Upon consummation of any Transaction, the Company agrees to pay Western Reserve a transaction fee (the “Transaction Fee) of 40,000. The Base Fee shall be credited against the Transaction Fee.

(c)	Expenses. The Company will reimburse Western Reserve for all reasonable expenses incurred by Western Reserve in connection with the performance of its services under this agreement, including but not limited to reasonable fees and expenses of Western Reserve’s legal counsel. Western Reserve will render invoices for such expenses to the Company on a quarterly basis during Western Reserve’s engagement and at the conclusion of the engagement. Such invoices will be due and payable upon receipt, and the Company will pay each such invoice promptly within five business days thereafter. In addition, if the Transaction Fee is not paid in full within five business days following consummations of any Transaction, or if any expenses to be reimbursed pursuant to this paragraph are not limited to reasonable attorney’s fees, incurred by Western Reserve in connection with enforcing the Company’s obligations to pay Western Reserve the Transaction Fee or to reimburse Western Reserve for expenses as provided by this agreement.

3. Coordination: Access to Information. The Company and its directors and executive officers will promptly inform Western Reserve of any inquiry they may receive concerning the possible acquisition of the Company or availability of all or a portion of the stock or assets of the Company for purchase. During the period of the engagement contemplated by this agreement, neither the Company nor any of its directors or executive officers will initiate any discussions with respect to a sale of the Company without first consulting Western Reserve.

The company will provide Western Reserve with access to the Company’s officers, directors, advisors and facilities and furnish or cause to be furnished to Western Reserve all the information relating to the Company or the Transaction as Western Reserve reasonable deems necessary or appropriate in connection with its engagement, The company hereby warrants to Western Reserve all information provided to Western Reserve by the Company or its directors, officers, advisors or other representatives in connection with this engagement will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Western Reserve will be using publicly available information and information in reports and other materials provided by others, including information provided by or on behalf of the Company and any prospective purchaser, and that Western Reserve does not assume any responsibility for, and many rely without independent verification on the accuracy and completeness of, any such information, and that Western Reserve will not make an appraisal of any assets or liabilities of the Company or any prospective purchaser.

4. Certain Acknowledgements. The Company represents that it is a sophisticated business enterprise that has retained Western Reserve solely as an advisor for the limited purposes set forth in this agreement. The parties acknowledge and agree that their respective rights and obligations under this agreement are contractual in nature, Each party disclaims any intention to impose fiduciary obligations on tile other by virtue of this agreement or the engagement contemplated hereby, and this agreement shall not be so construed. This agreement is solely for the benefit of the parties hereto, the indemnified persons described in Appendix A hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this agreement or the performance of any services in connection with the engagement contemplated by this agreement. No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable to Western Reserve hereunder.

5. Announcement. If a transaction is completed, Western Reserve may, at its option and expense, place advertisements or announcements in such newspapers, periodicals, mailings, or other publications as it may choose, stating that Western Reserve acted as financial advisor to the Company in connection with the Transaction.

6. Indemnification, Contribution, and Reimbursement. The Company agrees to the provisions with respect to its indemnification of Western Reserve and the other matters set forth in Appendix A hereto, which is incorporated by reference into this agreement The Company’s agreements in this paragraph and Appendix A are a material inducement to Western Reserve’s entering into this engagement.

7. Terms of Engagement. Either Western Reserve or the Company may terminate Western Reserve’s engagement hereunder at any time, with or without cause, by giving written notice of such termination to the other party. Upon any such termination, neither party will have any liability or continuing obligation to the other; provided, however, that: (i) the provisions of Appendix A to this agreement shall survive any such termination; (ii) the Company shall remain liable for Western Reserve’s fees earned and expenses incurred though the date of such termination; and (iii) if a Transaction is consummated within 12 months of the termination of Western Reserve’s engagement or if a definitive agreement with respect to a Transaction is entered into during such period and subsequently consummated, the Company shall be obligated to pay Western Reserve the Transaction Fee in accordance with the terms oft his agreement.

If the Transaction closes, the Company agrees that Western Reserve shall have a right of first refusal for a period of three years from the date of closing to act as its exclusive financial advisor on any future investment banking activities that the Company, or its successors in which the Company has a controlling equity interest, may require. The terms and conditions of such engagements shall be on terms consistent with those customary for the transaction contemplated.

8. WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. ANY RIGUT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE ENGAGEMENT OF WESTERN RESERVE PURSUANT HERETO OR THE PERFORMANCE BY WESTERN RESERVE OF THE SERVICES CONTEMPLATED BY THIS AGREEMENT.

9. Governing Law; Miscellaneous. This agreement (which shall always be deemed to include all appendices hereto) shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts-of-law principals, and shall be binding upon and inure to the benefit of the Company, Western Reserve the indemnified persons described in Appendix A, mid their respective successors and assigns. This agreement may not be amended or modified except in a writing signed by an authorized officer of Western Reserve and the Company while specifically references this agreement. The paragraph headings used in this agreement are intended only for convenience of reference and shall be disregarded in interpreting its provisions. The use of any particular pronoun in this agreement is not intended to be restrictive as to gender or number; rather, the masculine includes the feminine and neuter, the singular includes the plural, and vice-versa, as the context may require.

If the foregoing accurately sets forth the terms of our agreement, please sign in the space indicated below and return to us a duplicate copy of this letter, at which time this letter will become a mutually binding obligation.

Very truly yours,

/s/ Western Reserve Partners LLC
WESTERN RESERVE PARTNERS LLC

APPENDIX A

INDEMINFICATION AND CONTRIBUTION

This appendix A is a part of and incorporated into that certain letter agreement dated January 28, 2005 (the “Agreement”) between Western Reserve Partners LLC (“Western Reserve”) and Quatech, Inc. (the “Company”).

(a) If Western Reserve, any affiliate of Western Reserve or an employee, agent officer, director, manager, attorney, member or shareholder of Western Reserve or of any such affiliate (any or all of the foregoing being hereinafter referred to as an “Indemnified Person”) become involved in any capacity in any legal or administrative action, suit, proceeding, investigation or inquiry brought by or against any person, including security holders of the Company, in connection with, arising out of, based upon, or in any way related to the engagement described in the Agreement, the Company periodically will reimburse each Indemnified Person for his legal and other expenses (including but not limited to the costs of any investigation and preparation) reasonably incurred in connection therewith upon presentation of appropriate statements therefor; provided, however, that if it is finally judicially determined by a court of competent jurisdiction in any such action, suit, proceeding, investigation or inquiry that any loss, claim, damage or liability of an Indemnified person has resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person in performing the services which are the subject of the Agreement, such Indemnified Person shall repay such portion of the reimbursed amounts that is attribute to expenses incurred in relation to the act or omission of such Indemnified Person which is the subject of such holding. The Company also will indemnify arid hold each Indemnified Person harmless from and against any losses, actions, claims, damages or liabilities which such Indemnified Person may suffer or incur in connection with any matter related to the engagement described in the Agreement except only if and to the extent it is finally judicially determined by a court of competent jurisdiction that such loss, action, claim, damage or liability has resulted, primarily and directly from the gross negligence or willful misconduct of such Indemnified Person in performing the services that axe the subject of the Agreement.

(b) If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold him harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, action, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its security holders on the one hand, and Western Reserve and the other indemnified Persons on the other hand, in connection with the transaction to which such exculpation, indemnification or reimbursement relates, or (ii) if allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, Western Reserve and the other Indemnified Persons with respect In such loss, action, claim, damage or liability and any other relevant equitable considerations; provided, however, that in no event shall the amount to be contributed by all Indemnified Persons in the aggregate exceed the amount of the fees received by Western Reserve under the Agreement.

(c) The Company shall be liable for any settlement of ay claim against any Indemnified Person made with the Company’s written consent, which consent shall not unreasonably be withheld. The company shall not, without the prior written consent of Western Reserve, settle, compromise or discharge any claim or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement,’ compromise, discharge or consent includes, as an unconditional term thereof, the giving by the claimant to Western Reserve arid each Indemnified Person of an unconditional release from any and all liability in respect of such claim.

(d) Each Indemnified Person shall have the right to retain counsel of his own choice to represent such Indemnified Person in connection with any matter as to which the provisions of this Appendix A apply. The reimbursement, indemnity and contribution obligations of the Company under this Appendix A shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the Company and each indemnified Person. No Indemnified Person shall have any liability to the Company or its security holders for or in connection with any matter referred to in this Appendix A or elsewhere in the Agreement except to the extent that any losses, actions, claims, damages, liabilities or expenses incurred by the Company result primarily and directly from the gross negligence or willful misconduct of Western Reserve or such Indemnified Person in performing the services that are the subject of the Agreement. The provisions of this Appendix A sliM1 survive any termination, expiration or completion of the engagement provided by the Agreement.